Exhibit 2.4

Execution Version

Third Amendment of the Americas Sale and Purchase Agreement

dated 20 February 2019

This Third Amendment of the Americas Sale and Purchase Agreement (the “3rd Amendment”) is entered into by and between:

1.

Linde Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organised under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany under registration number HRB 169850, having its registered address (Geschäftsanschrift) at Klosterhofstraße 1, 80331 Munich, Germany,

- herein “Linde” -

2.	Praxair, Inc., a corporation organised under the laws of Delaware, USA, having its registered address at 10 Riverview Drive, Danbury, Connecticut, CT06810, United States of America,

- herein “Praxair” and together with Linde “Sellers” -

3.

Messer Industries GmbH (formerly MG Industries GmbH), a private limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany under registration number HRB 111628, having its registered address at Messer-Platz 1, 65812 Bad Soden am Taunus, Germany,

- herein “Purchaser” -

4.

Messer Canada Inc., a corporation organised under the laws of Canada, registered with the register of Corporations Canada under registration number 1083715-6 having its registered address at 199 Bay Street, Suite 5300, Commerce Court West, Toronto, Ontario M5L 1B9, Canada,

- herein “Canadian Local Purchaser” -

5.

Messer Industries USA, Inc. (formerly MG Industries USA, Inc.), a company organised under the laws of Delaware, with registration number 6964345 and registered address at 251 Little Falls Drive, Wilmington, New Castle, Delaware 19808, United States of America,

- herein “American Local Purchaser” -

(the Canadian Local Purchaser and the American Local Purchaser herein collectively herein the “Local Purchasers”)

and

6.

Linde Public Limited Company, a public limited company organised under the laws of Ireland, having its business address at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom,

- herein “PLC” -

(each of Linde, Praxair, Purchaser, the Local Purchasers and PLC herein also referred to individually as a “Party” and collectively as “Parties”).

RECITALS

(A)

WHEREAS, inter alia, Linde, Praxair, and PLC have entered into a business combination agreement as of 1 June 2017, as amended, to effect a strategic combination of the businesses of Linde and Praxair (herein “BCA” and the transactions contemplated by the BCA the “Business Combination”).

(B)

WHEREAS, the Parties have entered into a sale and purchase agreement as of 16 July 2018 as amended by the First Amendment of the Americas Sale and Purchase Agreement dated 22 September 2018 (the “1st Amendment”) and the Second Amendment of the Americas Sale and Purchase Agreement dated 19 October 2018 (the “2nd Amendment”) to effect the sale and transfer of certain businesses (“SPA”) in order to meet certain regulatory concerns with a view to close the BCA.

(C)

WHEREAS, after the signing date of the 2nd Amendment, upon further discussions with regulatory authorities and operational needs in connection with the implementation of regulatory requirements, the Parties wish to settle a number of issues and to amend the SPA as set out herein.

NOW, THEREFORE, the Parties agree as follows:

1.	INTERPRETATIONS

Unless otherwise provided herein or the context otherwise requires, words and expressions defined for the purposes of the SPA will have the same meaning in this 3rd Amendment.

2.	AMENDMENT OF SCHEDULES AND OF CLAUSE 1.1 OF THE SPA

2.1	Amendment of the Index of Schedules

(a)	The Index of Schedules to the SPA shall be amended to read as follows to reflect the insertion of new Schedules 25 through 30 to the SPA:

Schedule 1	Target Companies and Ownership Structure

Schedule 2	Financial Line Items

Schedule 3	Apportioning between DivestCo Shares

Schedule 4	Principles of Closing Statement

Schedule 5	Form of Closing Statement

Schedule 6	Closing Actions

Schedule 7	Sellers’ Warranties

Schedule 8	Remedies and Limitations

Schedule 9	Third Party Assurances Sellers’ Groups

Schedule 10	Target Company Third Party Assurances

Schedule 11	Debt Commitment Letter and Form of Interim Facility

Schedule 12	Equity Commitment Letter

Schedule 13	Carve Out Steps

Schedule 14	Welding Fumes Indemnification

Schedule 15	Retained Business

Schedule 16	Helium Perimeter Change

Schedule 17	Perimeter Change I

Schedule 18	Linde Canada Investments LLC Dissolution

Schedule 19	Financial Information

Schedule 20	Sample Helium Contract Iwatani Transfer Agreement

Schedule 21	Financial Contract Information

Schedule 22	Perimeter Change II Assets

Schedule 23	Transfer Agreement Perimeter Change II Assets

Schedule 24	Perimeter Change II Employees

Schedule 25	Additional 1,500 tons LOX tank La Porte

Schedule 26	Reliability increase of GOX Backup System

Schedule 27	Decatur Control Room Separation

Schedule 28	Changes in the allocation of CO² contracts

Schedule 29	Draft O2-Agreement between DivestCos and LyondellBasell

Schedule 30	Draft LOX back-up supply agreement and GOX offtake agreement

(b)

To reflect changes in the scope of assets and contracts to be transferred in the Transaction under the SPA and clarify certain provisions, the Parties agree to replace the following Schedules to the SPA by amended Schedules attached hereto as Annex 2(b):

•	Schedule 3 (Apportioning between DivestCo Shares),

•	Schedule 5 (Form of Closing Statement),

•	Schedule 14 (Welding Fumes Indemnification), and

•	Schedule 22 (Perimeter Change II Assets),

and all references in the SPA to such Schedules (or parts thereof) shall be read to refer to the revised Schedules to the SPA annexed hereto.

For Schedule 2 (Financial Line Items) and Schedule 5 (Form of Closing Statement) to the SPA the Parties acknowledge – for the avoidance of misunderstandings – that these Schedules have been prepared on the basis of the status prior to the 1st Amendment, the 2nd Amendment and this 3rd Amendment and the indicated numbers (at 31 December 2017 which were added for illustration purposes) do, therefore, not reflect any of the amendments to the SPA.

(c)	The Parties further agree to add the following Schedules to the SPA as new Schedules attached hereto as Annex 2(c):

•	“Schedule 6 (Closing Actions)”,

•	“Schedule 25 (Additional 1,500 tons LOX tank La Porte)”,

•	“Schedule 26 (Reliability increase of GOX Backup System)”,

•	“Schedule 27 (Decatur Control Room Separation)”,

•	“Schedule 28 (Changes in the allocation of CO2 contracts)”,

•	“Schedule 29 (Draft O2-Agreement between DivestCos and LyondellBasell)”, and

•	“Schedule 30 (Draft LOX back-up supply agreement and GOX offtake agreement)”.

2.2	Amendment of clause 1.1 of the SPA (Definitions)

(a)

“Additional IP License Agreement means the executed or Agreed Form (as the case may be) agreement relating to the licensing of certain engineering IP currently envisaged to be entered into between Linde AG on the one hand and Messer Industries USA, Inc. (previously MG Industries USA, Inc.), on the other hand;”

(b)

“Assignment and Assumption Agreement means the executed or Agreed Form (as the case may be) assignment and assumption agreement between Linde Gas North America LLC as assignor and LyondellBassell Acetyls LLC and Linde LLC as assignees regarding the assignment and assumption of the rights and responsibilities under an Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operations Taxes dated November 12, 2013;”

(c)

“Decatur HyCO Control Center means the control room currently shared by Linde Gas North America LLC’s HyCO plant and Linde LLC’s purification and liquefaction plant at Decatur to be separated as set forth in Schedule 27;”

(d)	“Delineation Matters means the issues listed in clause 16.6;”

(e)

“Freezer Asset Transfer Agreement Columbia means the executed or Agreed Form (as the case may be) asset transfer agreement relating to the transfer of certain freezer assets between Linde AG and Linde Colombia S.A.;”

(f)

“Helium Inventory means the helium inventory reserves held by the Target Companies in the Bureau of Land Management reservoir (as reported by the Bureau of Land Management in the report for the calendar month in which the Financial Closing Date falls;”

(g)	“Idle ECOVARs has the meaning given to it in clause 16.6(d);”

(h)

“IP Transfer and Assignment Agreements means the executed or Agreed Form (as the case may be) intellectual property transfer and assignment agreements between Linde AG on the one hand and certain Target Companies on the other hand which provide for the transfer and assignment of certain intellectual property rights by members of Linde Group to certain Target Companies and vice versa relating to, as the case may be, Brazil, Columbia and Canada;”

(i)	The last paragraph of the definition of “Linde DivestCo Business” shall be amended as follows:

“The Parties agree that (i) the addition of the Perimeter Change I Businesses, the Perimeter Change I Assets and the Perimeter Change I Contracts, (ii) the changes in the helium perimeter set out in Schedule 16, (iii) the addition of the Perimeter Change II Assets and the Perimeter Change II Employees and (iv) the swap of the contracts set out in Schedule 28 and the Perimeter Change III Employee shall each adjust the Linde DivestCo Business and the Praxair DivestCo Business, respectively, sold under this Agreement but are each not reflected in the Combined Carve Out Financial Statements as of 31 December 2017;”

(j)	“Perimeter Change III Contracts has the meaning given to it in clause 16.6(e);”

(k)	“Perimeter Change III Employee means the one (1) operation technician to be transferred from Linde Group to Linde DivestCos as listed in Schedule 27;”.

3.	AMENDMENT OF CLAUSE 2 OF THE SPA (CARVE OUT)

A new Clause 2.4 shall be added to the SPA which shall read as follows:

“2.4 Carve-out scope

(a)	For purposes of:

(i)	the definitions of “Sellers’ Images” and “Sellers’ Trademarks”, the IP Transfer and Assignment Agreements;

(ii)	clause 2.1 last para. (payments to be made but still outstanding) of the SPA, the Freezer Asset Transfer Agreement Colombia and the IP Transfer and Assignment;

(iii)

clause 12 (Taxes) of the SPA and the allocation of Taxes under other clauses of the SPA (such as clause 6.5 and clause 25.1 of the SPA), the IP Transfer and Assignment Agreements and the Freezer Asset Transfer Agreement Colombia;

(iv)	clause 25.1 of the SPA, the IP Transfer and Assignment Agreements and the Freezer Asset Transfer Agreement Colombia; and

(v)	Schedule 7 paragraph 1.2 of the SPA, the IP Transfer and Assignment Agreements and the Freezer Asset Transfer Agreement Colombia,

shall be considered to be Carve Out Agreements so that the transactions contemplated by these agreements form part of the Carve Out.

(b)

For purposes of clause 12 (Taxes) of the SPA and the allocation of Taxes under other clauses of the SPA (such as clause 6.5 and clause 25.1 of the SPA), the transfer of the rights and responsibilities under the Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operations Taxes dated November 12, 2013 pursuant to the Assignment and Assumption Agreement shall be considered to form part of the Carve Out.

(c)

The nomination by Purchaser pursuant to Section 3.3 of the SPA of Linde Gas Puerto Rico, Inc. to become the acquirer of General Gases of the Virgin Islands, Inc. shall not make such transfer become part of the Carve Out or the Carve Out Agreements. Instead, the transfer of the shares in General Gases of the Virgin Islands, Inc. to Linde Gas Puerto Rico, Inc. shall be a Closing action and be deemed to have occurred after the transfer of the shares in Linde Gas Puerto Rico, Inc. to the American Local Purchaser.”

4.	DELINEATION MATTERS AND PURCHASE PRICE ADJUSTMENT

4.1	Reduction of the Purchase Price

(a)	Considering the delineation matters set forth under Section 4.2 below, the Parties agree to decrease the Enterprise Purchase Price by an amount of 7,500,000 USD.

In addition, the Parties acknowledge and agree that the Delineation Matters (other than the swap of contracts pursuant to Schedule 28) will not be considered in the Closing Statement and for the calculation of the Initial Purchase Price (but have been included in determining the decrease of the Enterprise Purchase Price set out above), provided that volumes in transit on the Financial Closing Date under the (additional) Perimeter Change II Contracts shall be for the account of and paid to Sellers.

(b)	To implement Section 4.1(a) first paragraph above, a new lit. (i) shall be added to clause 4.1 of the SPA as follows:

“(i) subtracting an amount of 7,500,000 USD for the delineation matters set out in Clause 16.6.”

(c)	As a consequence, the Initial Purchase Price and the Final Purchase Price shall be calculated considering such changes outlined in Section 4.1(a) through 4.1(b) above.

4.2	Delineation Matters

(a)

Following further regulatory requirements and operational needs in their implementation and alongside the preparations of the Carve Out, the Parties have agreed to combine the handling of and comprehensively agree on the following matters:

•	building of an additional 1,500 tons LOX tank at La Porte;

•	enhancement of the ASU reliability at La Porte;

•	separation of Linde’s Decatur HyCo Control Center from Linde LLC’s CO² plant as requested under the unbundling requirement from the FTC;

•

transfer of the two idle disassembled ECOVAR assets (i) MicroLN (40 kscfh), manufactured by Cosmodyne in 1996/97, previously assembled at a customer site in Derry, Republic of Northern Ireland, for customer Seagate Technology and (ii) Flex-N (80 kscfh), manufactured by Cryostar-France S.A. in 1997/98, previously assembled at a customer site in Richmond, KY, for customer AGC Flat Glass North America, each located at the Butler warehouse at 315 Bantam Ave, Butler, PA 16001, USA, to Linde LLC;

•	reallocation of certain CO2 customers between members of Linde Group and Linde DivestCos;

•	reallocation of certain laser gas customers between members of Linde Group and Linde DivestCos;

•	requests by Linde DivestCos’ employees in respect of LTIP;

•	contribution by Linde to the capital expenditure required for the additional tank at La Porte, the enhancement of the ASU at La Porte and the separation at Decatur;

•	priority contracting for the construction of the aforementioned additional tank at La Porte and the enhancement of the ASU at La Porte, to members of Linde Group;

•

payment by Purchaser to Linde of any shortfall if the external costs (net amount, i.e. without VAT) incurred as cash out during the first 24 months from Closing or committed within such period and incurred within a further period of 12 months fall short of the amount of certain limits for (i) the construction of the additional tank at La Porte, (ii) for the enhancement of the ASU at La Porte and (iii) for the capital expenditures to separate the facilities at Decatur;

•	Purchaser supports Sellers to procure the signing, prior to Closing, of an O2-Agreement between DivestCos and LyondellBasell; and

•	entering into an additional LOX back-up supply agreement and GOX offtake agreement between the relevant member of Linde Group and DivestCo prior to Closing.

(b)	To implement section 4.2(a) above, a new Clause 16.6 shall be inserted into the SPA as follows:

“16.6 Delineation Matters

The Parties have identified a number of issues, the commercial effects of which they have set-off against each other by mutual agreement as is reflected in the Enterprise Purchase Price as adjusted:

(a)	The Purchaser shall build an additional 1,500 tons LOX tank at La Porte to enhance its back-up capacity as further set out in Schedule 25.

(b)	The Purchaser shall enhance the ASU reliability at La Porte as further set out in Schedule 26.

(c)

The Purchaser shall separate Linde’s Decatur HyCO Control Center from Linde LLC’s CO2 Plant as requested under the unbundling requirement from the FTC as further set out in Schedule 27. This entails the Perimeter Change III Employee. The transfer of the Perimeter Change III Employee shall be implemented pursuant to the EMA. Any operating expenses associated will be solely borne by Purchaser.

(d)

Sellers shall procure that the two idle disassembled ECOVAR assets (i) MicroLN (40 kscfh), manufactured by Cosmodyne in 1996/97, previously assembled at a customer site in Derry, Republic of Northern Ireland, for customer Seagate Technology and (ii) Flex-N (80 kscfh), manufactured by Cryostar-France S.A. in 1997/98, previously assembled at a customer site in Richmond, KY, for customer AGC Flat Glass North America, each located at the Butler warehouse at 315 Bantam Ave, Butler, PA 16001, USA, (the “Idle ECOVARs”) are transferred to Linde LLC as part of the Carve Out by way of including the transfer of the Idle ECOVARs into the Master Carve Out and Asset Exchange Agreement, however on an “as is” basis excluding any representation or warranty, liability or indemnity with respect to the Idle ECOVARs, whether under the Carve Out Agreements or the SPA or otherwise, with an aim of implementing the necessary transfers prior to the Financial Closing Date.

(e)

Certain CO2 customers shall, prior to Closing, be allocated differently between the members of Linde Group and Linde DivestCos as set out in Schedule 28 and such reallocation shall be considered part of the Carve Out. The CO2 customer contracts transferred from Linde Group to Linde DivestCos set out in Schedule 28 (the “Perimeter Change III Contracts”) shall increase the Linde DivestCo Business and those transferred pursuant to Schedule 28 from Linde DivestCos to Linde Group shall reduce the Linde DivestCo Business. The Sellers shall use reasonable endeavours to procure the transfer of the Perimeter Change III Contracts from their current owners to Linde North America Inc., Linde LLC or to another Target Company as agreed between Sellers and Purchaser, or, if the current owner is already a Target Company, that they are kept by such entity with an aim of implementing the necessary transfers prior to the Financial Closing Date. Schedule 5 of Exhibit A (Carve-out Agreement) of the Master Carve Out and Asset Exchange Agreement shall apply to the Perimeter Change III Contracts and Schedule 5 of Exhibit B (Reverse Carve-out Agreement) shall apply to the contracts transferred from Linde DivestCos to Linde Group pursuant to Schedule 28.

(f)

Certain laser gas customers shall be allocated differently between members of Linde Group and Linde DivestCos as set out in the changes to Schedules 22 and shall be considered part of the Carve Out. With respect to the new laser gas customers that have been added by the Third Amendment of the Americas Sale and Purchase Agreement dated 20 February 2019, subject to Section 13 thereof, the provisions of the Second Amendment of the Americas Sale and Purchase Agreement dated 19 October 2018 relating to the Perimeter Change II Assets and to the Perimeter Change II Customer Relationships apply.

(g)

The employees of the Linde DivestCos will no longer participate in any LTIP of members of Linde Group. Should they request or should it be required that they participate in any future LTIP or comparable program, this shall be for the sole account of Purchaser.

(h)

Linde contributes an amount of (i) up to six (6) million USD to the additional tank at La Porte, (ii) up to four (4) million USD to the enhancement of the ASU at La Porte and (iii) up to three (3) million USD to the capital expenditure required for the separation of the Linde Decatur HyCO Control Center. The operational expenses for such separation are for the account of Purchaser only. The contributions by Linde shall be deemed to have been fully made by way of the adjustment of the Enterprise Purchase Price under Clause 4.1(i).

(i)

Purchaser will contract the construction of the additional tank at La Porte as set out in Schedule 25 to members of Linde Group if their offer is not higher than six (6) million USD. Purchaser will contract the enhancement of the ASU at La Porte as set out in Schedule 26 to members of Linde Group if their offer is not higher than four (4) million USD.

(j)

If Purchaser’s/Linde DivestCos’ external costs (net amount, i.e. without VAT) actually incurred as cash out during the first 24 months from Closing or committed to be incurred during such period and actually incurred within a period of 12 months thereafter (i) for the construction of the additional tank at La Porte fall short of six (6) million USD, (ii) for the enhancement of the ASU at La Porte falls short of four (4) million USD or (iii) for the capital expenditures to separate the facilities at Decatur as set out in Schedule 27 falls short of three (3) million USD, in each case, Purchaser shall pay to Linde the amount of such shortfall;

(k)	Purchaser shall support Sellers to sign, prior to Closing, an O2- Agreement between DivestCos and LyondellBasell as set out in Schedule 29; and

(l)

Sellers shall procure that, prior to Closing, the relevant member of Linde Group enters into an additional LOX back-up supply agreement and GOX offtake agreement with DivestCo as set out in Schedule 30.”

4.3	Amendment of Transaction Documents and Carve Out Agreements

The Parties will separately agree in good faith and document any amendments required with respect to the Transaction Documents (including the Additional IP License Agreement) and Carve Out Agreements (if any) to reflect the inclusion of the Delineation Matters, in particular the changes in the contracts and employees transferring, in the Transaction under the SPA.

4.4	Amendment of clause 6.1 of the SPA

To implement Section 4.1(a) second paragraph above, Clause 6.1 of the SPA shall be amended and read as follows:

“Sellers shall, or shall procure that its accountants shall, after Closing prepare a draft statement showing, as at the Financial Closing Date, the Financial Debt, Cash, Working Capital, Inter-Company Payables and Inter-Company Receivables of the Target Companies as a whole by adding the respective figures for the Linde DivestCo Business and for the Praxair DivestCo Business (“Closing Statement”). For purposes of the Closing Statements, (i) the Helium Iwatani Contract, (ii) any purchase price payments to be made by Linde LLC but still outstanding under the Helium Container Transfer Agreement and the helium containers transferred or to be transferred under the Helium Container Transfer Agreement (iii) the Linde LAR Enid Plant, (iv) the Perimeter Change II Assets, (v) the Delineation Matters – other than the swap of contracts set out in Schedule 28 –, and (vi) the claims by Target Company against JSW as specified in clause 16.6 will not be considered, provided that volumes in transit on the Financial Closing Date under the Helium Iwatani Contract, the Perimeter Change II Contracts as supplemented by the Third Amendment of the Americas Sale and Purchase Agreement dated 20 February 2019 shall be for account of and paid to Sellers. The Closing Statement shall set out the calculation of the Final Purchase Price and the Final Inter- Company Payment Amount and be in the form set out in Schedule 5.

Sellers shall deliver the draft Closing Statement to Purchaser within sixty (60) Business Days following Closing. The Closing Statement shall be prepared in accordance with the accounting principles and methodology set out in Schedule 4.”

4.5	Interpretation of clause 4.1 of the SPA

Since the inclusion of the Delineation Matters into the Transaction shall be reflected by a decrease in the Enterprise Purchase Price as set forth in Section 4.1 above, clause 4.1(g) of the SPA shall be disregarded for purposes of the calculation of the Final Purchase Price with respect to the inclusion of the Delineation Matters under this 3rd Amendment.

4.6	Amendment of clause 15.6 of the SPA (Agreements as of Closing)

The list after the first paragraph of clause 15.6 of the SPA shall be supplemented by the following lit. (m) to reflect the additional agreement entered into:

“(m)	the Third Amendment of the Americas Sale and Purchase Agreement dated 20 February 2019.”

5.	AMENDMENT OF CLAUSE 5.9 OF THE SPA (CANADA CASH AMOUNT)

To clarify the Parties’ mutual understanding on the Canada Cash Amount, clause 5.9 of the SPA shall be amended and read as follows:

“5.9 Canada Cash Amount

The Parties agree that an amount equal to the Cash position held by Linde Canada Ltd. in excess of CAD 10,000,000 as of the Financial Closing Date (“Canada Cash Amount”) shall be treated as follows:

(a)	For the avoidance of doubt, the Canada Cash Amount and the further Cash amount of CAD 10,000,000 shall constitute Cash and shall be included in the Closing Statement.

(b)

The Canada Cash Amount shall not be paid with the Initial Purchase Price pursuant to clause 4.2 and payment shall be deferred until the earliest point in time at which Purchaser has been able to extract the Canada Cash Amount by way of a loan, at the latest, however, until five (5) Business Days after the Closing (the “Canada Cash Extraction”). Such deferred portion of the Initial Purchase Price shall not bear any interest.

(c)

Purchaser shall procure that Linde Canada Ltd. will be merged into Local Canadian Purchaser by way of amalgamation as soon as reasonably practical after the Closing (expected to occur with effect as of the end of the fiscal year of Linde Canada Ltd.).”

6.	AMENDMENT OF CLAUSE 8.2(A) OF THE SPA (COMMITMENTS AND PROCESSES REGARDING CLOSING CONDITIONS)

To reflect the certain Acquirer Agreement Containing Revised Decision and Order a new sentence shall be added after the last sentence of the second paragraph of Clause 8.2(a) of the SPA that end with “…, in case of Perimeter Changes in accordance with clause 8.2(c).” as follows:

“The Parties agree that the Acquirer Agreement Containing Revised Decision and Order to be executed by shareholders of the Purchaser and the FTC as soon as possible hereafter in the File No. 171-0068 does not trigger any compensation claims or claims to discuss compensation by Purchaser against Sellers.”

7.	AMENDMENT OF CLAUSE 14.2 OF THE SPA

To reflect the agreement that certain details of the concept of rebranding shall be changed and certain maximum timelines for identified rebranding exercises shall be prolonged, the wording of Clause 14.2 (a) (ii) 3. of the SPA shall be amended and read as follows:

“3. from tools and products relating to the Business and any materials (print or electronic) used in connection with, or related to, any products or services of the Business, provided that any Names including (in whole or in part) any of Sellers’ Trademarks, if any,

(A)

– subject to clause 14(b)(ii) – on any neckring of cylinders (but, for the avoidance of doubt, not the shoulder) being part of the Business, shall have to be removed latest upon the first cylinder testing of the cylinder at a cylinder testing facility undertaken in the regular cylinder testing period in accordance with the regular course of business (occurring after a transition period of at least one (1) month) by, or on behalf of, any member of Purchaser Group after the Closing Date (but, in any event, within ten (10) years of the Closing Date);

(B)

– subject to clauses 14.2(a)(ii)3.(A) and 14.2(b)(ii) – on any cylinders being part of the Business, shall have to be removed latest upon the first filling of the relevant cylinder by, or on behalf of, any member of Purchaser Group after the Closing Date (but, in any event, within ten (10) years of the Closing Date); and

(C)

on any freezers, tanks or other installations being part of the Business, but not located at a site of the Business on the Closing Date, shall have to be removed latest upon the first routine inspection or other visit (e.g. for maintenance or re- filling) of the relevant freezer, tank or other installation by, or on behalf of, any member of Purchaser Group after the Closing Date (but, in any event, within two (2) years of the Closing Date).”

8.	AMENDMENT OF CLAUSE 16 OF THE SPA (POST-CLOSING COVENANTS)

A new Clause 16.6 shall be added to the SPA which shall read as follows:

“16. 6. ASU Pipeline JSW Mingo Junction

Under a letter of intent signed between a Target Company and SSW Steel USA Ohio, Inc. (“JSW”) on 16 October 2018 and amended on 3 December 2018, the Target Company has a claim for a payment of USD 3.7 million for the purchase of a LOX/LIN station financed by Linde and a further claim for a penalty of USD 0.2 million if the Target Company is not awarded the supply contract for LOX and/or LIN. The Purchaser undertakes to procure (i) that any claim for payment against JSW is pursued and (ii) that monies received, net of any tax effects, and after external duties and reasonable external costs incurred for collection, are passed on to Linde without further deduction.”

9.	AMENDMENT OF CERTAIN INFORMATION IN SCHEDULE 1 OF THE SPA (TARGET COMPANIES AND OWNERSHIP STRUCTURE)

The information set out with respect to General Gases of the Virgin Islands, Inc. in Schedule 1 under A. II. 2. shall be amended and shall read as follows:

[intentionally omitted]

10.	AMENDMENT OF PARAGRAPH 1.3 OF SCHEDULE 7 OF THE SPA (FINANCIAL MATTERS)

(a)	Purchaser acknowledges that the swap of the contracts set out in Schedule 28 is not reflected in the Combined Carve Out Financial Statements. This is also set forth in Section 2.2(i) above.

(b)	To implement Section 10(a) above, paragraph 1.3(a) of Schedule 7 to the SPA shall be amended and shall read as follows:

“(a)

The Combined Carve Out Financial Statements were prepared in accordance with the requirements of all relevant laws and the relevant accounting principles then in force save as disclosed therein and subject to the basis of preparation and the assumptions made therein to reflect the separation of the respective business and, on the basis of the knowledge of the respective management when they were prepared, present fairly, in all material respects, the combined carve-out financial position of the respective Target Companies as of the date to which they relate, and the respective Target Companies’ combined carve-out financial performance and such companies’ combined carve-out cash flows for the periods to which they relate, provided that they neither take into account (i) the changes in the helium perimeter set out in Schedule 16 nor (ii) the addition of the Perimeter Change I Businesses, the Perimeter Change I Assets, and the Perimeter Change I Contracts, nor (iii) the addition of the Perimeter Change II Assets, nor (iv) the swap of the contracts set out in Schedule 28.”

11.	AMENDMENT OF PARAGRAPH 1.9 OF SCHEDULE 7 OF THE SPA (CONTRACTUAL MATTERS)

A new paragraph 1.9(e) shall be added to Schedule 7 to the SPA which shall read as follows:

“(e) With respect to the Perimeter Change III Contracts, there are no material unremedied breaches by the Sellers’ Groups or the Target Companies or, to Sellers’ Knowledge, by the counterparties of such contracts. All Perimeter Change III Contracts subject to the terms specified in Schedule 28, are in full force and effect. For the purposes of this warranty under Schedule 7 paragraph 1.9(e) reference to Sellers’ Knowledge means the actual knowledge as of the date hereof of Dr Harald Voigts after having made due inquiry with Mr Robert Capellman without any further inquiry.”

12.	AMENDMENT OF SCHEDULE 14 OF THE SPA (WELDING FUMES INDEMNIFICATION)

The Parties clarify their mutual understanding on the relationship of the indemnity provided in Schedule 14 towards the liability of any insurer for the indemnified claims by introducing a new subparagraph to paragraph 2 of Schedule 14 of the SPA.

13.	INTERPRETATION OF THE SPA WITH RESPECT TO TIME PERIODS “AS OF THE DATE OF THIS AGREEMENT” OR SIGNING

The Parties agree that with respect to the inclusion of the Delineation Matters into the Transaction any undertaking, warranty, right or obligation shall, in relation to the Delineation Matters, not be given as of the date of the SPA but as of the date of this 3rd Amendment and as of Closing, as the case may be provided for in the SPA. Therefore, any reference in the SPA to “the date of this Agreement” or the signing of the SPA shall, with respect to the Delineation Matters, be interpreted and construed, except for clause 8.5 of the SPA, to mean exclusively a reference to the date of this 3rd Amendment.

14.	MISCELLANEOUS

14.1	Entirety of 3rd Amendment

This 3rd Amendment contains the entirety of the amendments to the SPA agreed by the Parties at this time which shall otherwise remain unamended.

14.2	Provisions applied mutatis mutandis

The content of clauses 25, 26, and 27 of the SPA shall apply to this 3rd Amendment mutatis mutandis as if contained in this 3rd Amendment and being a part hereof.

[Signatures to follow]

Date: 20/02 2019

For and on behalf of LINDE AG

	/s/ Matthias von Plotho		/s/ Dr. Harald Voigts
Name:	Matthias von Plotho	Name:	Dr. Harald Voigts
Title:	Programme Manager	Title:	Head of Legal - M&A

Date: 20 February 2019

For and on behalf of PRAXAIR, INC.

/s/ Guillermo Bichara
Name:	Guillermo Bichara
Title:	Director

Date: 20 February 2019

For and on behalf of LINDE PUBLIC LIMITED COMPANY

/s/ C J Cossins
Name:	C J Cossins
Title:	Permanent Representative

Date: 20 February 2019

For and on behalf of MESSER INDUSTRIES GMBH

/s/ Michael Beck	/s/ Carsten Knecht
Name: Mr Michael Beck	Name: Mr Carsten Knecht
Title: Managing Director (Geschäftsführer)	Title: Managing Director (Geschäftsführer)

Date: 20 February 2019

For and on behalf of MESSER INDUSTRIES GMBH

/s/ Michael Beck	/s/ Carsten Knecht
Name: Mr Michael Beck	Name: Mr Carsten Knecht
Title: Managing Director (Geschäftsführer)	Title: Managing Director (Geschäftsführer)

Date: 20 February 2019

For and on behalf of MESSER CANADA INC.

/s/ Carsten Knecht
Name:	Mr Carsten Knecht
Title:	Chief Executive Officer (CEO)

Date: 20 February 2019

For and on behalf of MESSER INDUSTRIES USA, INC.

/s/ Michael Beck
Name:	Mr Michael Beck
Title:	Managing Director